Preparing America’s Taxes Since 1955

News Release

For Further Information

Investor Relations Derek Drysdale, 816. 854.4513, derek.drysdale@hrblock.com

Media Relations Nancy Mays, 816.854.4537, nmays@hrblock.com

H&R Block Reports Fiscal 2009 Second Quarter Results

Company Reports Net Off-Season Loss from Continuing Operations of $0.40 Per

Share Compared to Prior-Year Loss of $0.42 Per Share

Consolidated Net Off-Season Loss Improves Significantly to $0.41 Per Share Versus

Prior-Year Loss of $1.55 Per Share

For Immediate Release Dec. 8, 2008

KANSAS CITY, Mo. – H&R Block, Inc. (NYSE: HRB) today reported a net loss from continuing operations for the fiscal 2009 second quarter ended Oct. 31, 2008, of $133.2 million, or 40 cents per share compared to a loss of $134.9 million, or 42 cents per share in the second quarter a year ago. Improved off-season results from Tax Services were offset by a larger loss in the Consumer Financial Services segment, mainly due to an increase in loss reserves at H&R Block Bank. H&R Block typically reports a second quarter operating loss due to the seasonality of all of its businesses.

“Over the last twelve months, the company has moved quickly to refocus on its core business and to restore its financial strength and resilience. We are pursuing a variety of initiatives seeking to boost the rate of growth in our tax business, while increasing efficiency and profit margins in all our activities. We are heading into tax season in a stronger position than last year, and we are excited about opportunities in the business,” said Richard C. Breeden, Chairman of the Board of H&R Block. “We have the largest and most highly trained group of tax professionals, and our ability to deliver excellence to clients has never been higher,” he added.

Results from discontinued operations for the second quarter improved significantly to a net loss of $2.7 million compared to a net loss of $367.3 million in the prior-year period, reflecting the Company’s exit from the subprime mortgage business. Beginning in the second quarter, discontinued operations include the results of H&R Block Financial Advisors, which was sold to Ameriprise Financial effective Nov. 1, 2008. As a result of lower losses in discontinued operations, the fiscal second quarter consolidated net loss of $135.9 million, or 41 cents per share, was also much lower than the loss of $502.3 million, or $1.55 per share, in the second quarter a year ago.

“We saw continued positive momentum in Tax Services and Business Services in our second quarter. Tax Services reported solid top-line growth during the preseason period while also achieving meaningful expense control. RSM McGladrey improved its bottom line, again reflecting good cost management,” said Russ Smyth, President and Chief Executive Officer of H&R Block. “While our Bank’s mortgage loan portfolio continues to be negatively impacted by the depressed housing market, we are encouraged by early results from initiatives we have taken to keep people in their homes and paying what they can afford,” added Smyth.

For the six months ended Oct. 31, 2008, H&R Block reported a consolidated net loss of $268.6 million, or 82 cents per share, compared with a loss of $804.9 million, or $2.48 per share, for the same period of fiscal 2008. Six month revenues were $623.4 million in fiscal 2009 versus $650.7 million in the prior-year period. Discontinued operations in the first half of fiscal 2009 recorded a net loss of $7.0 million, or 2 cents per share, compared with a year-ago loss of $557.7 million, or $1.72 per share.

Tax Services

Second quarter Tax Services revenues rose 9.1 percent year-over-year to $99.1 million, driven by a 6 percent increase in core U.S. retail clients served, or an increase of 12 percent including one-time Economic Stimulus Act filers.

The segment reported a pretax loss of $184.6 million for the quarter, a 7.3 percent improvement year-over-year, largely due to the Company’s ongoing cost reduction efforts, fewer new office openings and lower bad debt.

For the first six months of fiscal 2009, Tax Services revenues of $174.4 million were up 8.5 percent from $160.7 million last year. The pretax loss of $348.5 million was improved compared with a loss of $371.4 million in the prior-year period.

Business Services

RSM McGladrey achieved an 11 percent year-over-year improvement in fiscal second quarter pretax income despite a 2.5 percent decline in revenues. Core accounting, tax and consulting revenues increased 8 percent over the prior-year period. Those gains were offset by a decline in capital markets revenues stemming from fewer transactions, and an operational change whereby amounts previously reported as leased-employee revenue have been eliminated in the current year. The latter change had no impact on earnings, as related costs were also eliminated. Excluding this change, revenues would have been up nearly 2 percent year-over-year.

Pretax income for the fiscal second quarter was $13.1 million compared with $11.8 million a year ago, reflecting savings in ongoing operating expenses and earlier reductions made to costs.

Six-month segment revenues were $407.7 million, down 5.6 percent from $431.9 million a year ago. Pretax income for the first six months of fiscal 2009 rose 29.5 percent to $12.8 million compared with income of $9.9 million in the prior-year period.

Consumer Financial Services

Consumer Financial Services, now comprised only of H&R Block Bank, reported a fiscal second quarter pretax off-season loss of $18.6 million compared to a pretax loss of $4.4 million in the second quarter a year ago. Higher losses were driven by a $13.3 million increase in current-quarter loan loss reserves as compared with the prior-year period, primarily reflecting ongoing declines in housing values.

For the first six months of fiscal 2009, Bank revenues declined 29 percent to $35.8 million compared with $50.3 million in the prior-year period. The pretax offseason loss of $32.7 million compares with pretax income of $0.4 million a year ago. The increase is primarily due to a $32 million increase in loan losses and reserves.

Outlook

The Company is reaffirming its fiscal 2009 earnings guidance of $1.60 to $1.70 per share from continuing operations. It is important to note that the Company is only halfway through its fiscal year and it generates nearly all of its earnings in its fiscal fourth quarter. The Company looks forward to sharing more information regarding the tax season as well as longer term plans for accelerated business growth at its Investment Community Conference on Jan. 13.

Conference Call

At 5:00 p.m. EST today, the Company will host a conference call for analysts, institutional investors and shareholders. Richard Breeden, chairman of the board, Russ Smyth, president, Becky Shulman, chief financial officer, and Tim Gokey, president of retail tax services will discuss quarterly results and future expectations, as well as respond to analysts' questions. To access the call, please dial the number below approximately five to 10 minutes prior to the scheduled starting time:

U.S./Canada (877) 247-6355– Access Code: 75298862

International (706) 679-0371– Access Code: 75298862

The call also will be webcast in a listen-only format for the media and public. The link to the webcast and a supporting slide presentation can be accessed directly at http://investor-relations.hrblock.com.

A replay of the call will be available beginning at 7:00 p.m. EST December 8, 2008, and continuing until December 22, 2008, by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (international). The conference id is 75298862. The webcast will be available for replay on the Company's Investor Relations Web site at http://investor-relations.hrblock.com

Forward Looking Statements

This announcement may contain forward-looking statements, which are any statements that are not historical facts. These forward-looking statements, as well as the Company’s guidance, are based upon the Company’s current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, uncertainties and potential contingent liabilities arising from our former mortgage loan origination and servicing business; uncertainties in the residential mortgage market and its impact on loan loss provisions; uncertainties pertaining to the commercial debt market; competitive factors; the Company’s effective income tax rate; litigation; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in Item 1A of the Company’s 2008 annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission.

About H&R Block

H&R Block Inc. (NYSE: HRB) is the world’s preeminent tax services provider, having served more than 400 million clients since 1955 and generating annual revenues of $4.1 billion in fiscal year 2008. H&R Block provides income tax return preparation and related services and products via a nationwide network of approximately 13,000 Company-owned and franchised offices and through TaxCut® online and software solutions. The Company also provides business services through RSM McGladrey. For more information visit our Online Press Center at www.hrblock.com.

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KEY OPERATING RESULTS

Unaudited, amounts in thousands, except per share data

	Three months ended October 31,
	Revenues		Income (loss)
	2008	2007	2008	2007
Tax Services	$99,104	$90,804	($184,565)	($199,149)
Business Services	233,045	239,048	13,081	11,781
Consumer Financial Services	16,835	23,122	(18,629)	(4,409)
Corporate and Eliminations	2,485	3,718	(37,340)	(30,046)
	$351,469	$356,692	(227,453)	(221,823)
Income tax benefit			(94,292)	(86,890)
Net loss from continuing operations			(133,161)	(134,933)
Net loss from discontinued operations			(2,713)	(367,338)
Net loss			($135,874)	($502,271)

Basic and diluted loss per share:
Net loss from continuing operations			($0.40)	($0.42)
Net loss from discontinued operations			(0.01)	(1.13)
Net loss			($0.41)	($1.55)

Basic and diluted shares outstanding			329,810	324,694

	Six months ended October 31,
	Revenues		Income (loss)
	2008	2007	2008	2007
Tax Services	$174,369	$160,667	($348,488)	($371,438)
Business Services	407,696	431,871	12,786	9,875
Consumer Financial Services	35,785	50,303	(32,746)	433
Corporate and Eliminations	5,528	7,869	(71,975)	(48,192)
	$623,378	$650,710	(440,423)	(409,322)
Income tax benefit			(178,839)	(162,219)
Net loss from continuing operations			(261,584)	(247,103)
Net loss from discontinued operations			(7,009)	(557,748)
Net loss			($268,593)	($804,851)

Basic and diluted loss per share:
Net loss from continuing operations			($0.80)	($0.76)
Net loss from discontinued operations			(0.02)	(1.72)
Net loss			($0.82)	($2.48)

Basic and diluted shares outstanding			328,475	324,279

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:

Basic earnings per share is based on the weighted average number of shares outstanding. The dilutive effect of potential common shares is included in diluted earnings per share, except in those periods with a loss from continuing operations.

On August 12, 2008, we announced the signing of a definitive agreement to sell H&R Block Financial Advisors, Inc. (HRBFA) to Ameriprise Financial, Inc. (Ameriprise). Effective November 1, 2008, we sold HRB Financial Corporation, including our securities brokerage business formerly conducted through HRBFA, to Ameriprise. We received cash proceeds of approximately $312 million, plus repayment of net intercompany liabilities of approximately $46 million, subject to post-closing adjustments. We expect to record a gain of less than $10 million as a result of this transaction, which will be reported in our results for the quarter ending January 31, 2009. At October 31, 2008, we met the criteria requiring us to present the results of operations of HRBFA and its direct corporate parent as discontinued operations, and the related assets and liabilities as held for sale in the condensed consolidated financial statements. All periods presented have been reclassified to reflect our discontinued operations.

Discontinued operations also include mortgage businesses historically engaged in the origination of non-prime and prime mortgage loans, the sale and securitization of mortgage loans and residual interests, and the servicing of non-prime loans. During fiscal year 2008, we terminated all origination activities and sold the loan servicing operations. Also included in the prior year are the results of three smaller lines of business previously reported in our Business Services segment.

CONDENSED CONSOLIDATED BALANCE SHEETS

Amounts in thousands, except share data

	October 31,	April 30,
	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$693,626	$664,897
Cash and cash equivalents - restricted	814	7,031
Receivables, net	537,751	534,229
Prepaid expenses and other current assets	387,675	420,738
Assets of discontinued operations, held for sale	1,039,683	987,592
Total current assets	2,659,549	2,614,487

Mortgage loans held for investment, net	811,732	966,301
Property and equipment, net	377,687	363,664
Intangible assets, net	136,542	147,368
Goodwill, net	832,294	831,314
Other assets	606,943	700,291
Total assets	$5,424,747	$5,623,425

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Customer banking deposits	$748,469	$785,624
Accounts payable, accrued expenses and other current liabilities	636,050	739,887
Accrued salaries, wages and payroll taxes	100,027	365,712
Accrued income taxes	100,857	439,380
Current portion of long-term debt	6,257	7,286
Federal Home Loan Bank borrowings	104,000	129,000
Liabilities of discontinued operations, held for sale	745,419	644,446
Total current liabilities	2,441,079	3,111,335

Long-term debt	1,727,510	1,031,784
Other noncurrent liabilities	423,496	492,488
Total liabilities	4,592,085	4,635,607

Stockholders’ equity:
Common stock, no par, stated value $.01 per share	4,442	4,359
Additional paid-in capital	837,912	695,959
Accumulated other comprehensive income (loss)	(11,236)	2,486
Retained earnings	2,019,301	2,384,449
Less treasury shares, at cost	(2,017,757)	(2,099,435)
Total stockholders’ equity	832,662	987,818
Total liabilities and stockholders’ equity	$5,424,747	$5,623,425

CONDENSED CONSOLIDATED INCOME STATEMENTS

Unaudited, amounts in thousands, except per share data

	Three months ended October 31,		Six months ended October 31,
	2008	2007	2008	2007
Revenues:
Service revenues	$316,337	$305,401	$557,057	$557,674
Other revenues:
Interest income	17,047	26,745	34,894	54,248
Product and other revenues	18,085	24,546	31,427	38,788
	351,469	356,692	623,378	650,710

Operating expenses:
Cost of services	376,153	379,863	699,908	712,073
Cost of other revenues	62,612	57,229	105,177	98,695
Selling, general and administrative	138,036	151,278	255,240	267,083
	576,801	588,370	1,060,325	1,077,851

Operating loss	(225,332)	(231,678)	(436,947)	(427,141)
Other income (expense), net	(2,121)	9,855	(3,476)	17,819

Loss from continuing operations before tax benefit	(227,453)	(221,823)	(440,423)	(409,322)
Income tax benefit	(94,292)	(86,890)	(178,839)	(162,219)

Net loss from continuing operations	(133,161)	(134,933)	(261,584)	(247,103)
Net loss of discontinued operations	(2,713)	(367,338)	(7,009)	(557,748)

Net loss	($135,874)	($502,271)	($268,593)	($804,851)

Basic and diluted loss per share:
Net loss from continuing operations	($0.40)	($0.42)	($0.80)	($0.76)
Net loss from discontinued operations	(0.01)	(1.13)	(0.02)	(1.72)
Net loss	($0.41)	($1.55)	($0.82)	($2.48)

Basic and diluted shares outstanding	329,810	324,694	328,475	324,279

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited, amounts in thousands

	Six months ended October 31,
	2008	2007
Cash flows from operating activities:
Net loss	($268,593)	($804,851)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	59,314	54,229
Stock-based compensation expense	13,505	15,500
Changes in assets and liabilities of discontinued operations	94,624	294,685
Other changes in working capital, net of acquisitions	(564,781)	(498,981)
Net cash used in operating activities	(665,931)	(939,418)

Cash flows from investing activities:
Mortgage loans originated or purchased for investment, net	54,501	76,889
Purchases of property and equipment	(58,586)	(46,200)
Payments made for business acquisitions, net of cash acquired	(4,709)	(21,037)
Investing cash flows provided by (used in) discontinued operations	(48,917)	8,214
Other, net	8,910	4,865
Net cash provided by (used in) investing activities	(48,801)	22,731

Cash flows from financing activities:
Repayments of commercial paper	-	(5,125,279)
Proceeds from issuance of commercial paper	-	4,133,197
Repayments of lines of credit borrowings	(100,000)	(1,005,000)
Proceeds from lines of credit borrowings	768,625	2,555,000
Customer banking deposits	(40,595)	(243,030)
Dividends paid	(96,555)	(90,495)
Purchase of treasury shares	(4,467)	(5,672)
Proceeds from exercise of stock options	61,699	13,434
Proceeds from issuance of common stock, net	141,558	-
Financing cash flows provided by discontinued operations	4,783	191,546
Other, net	8,413	(39,230)
Net cash provided by financing activities	743,461	384,471

Net increase (decrease) in cash and cash equivalents	28,729	(532,216)
Cash and cash equivalents at beginning of the period	664,897	816,917
Cash and cash equivalents at end of the period	$693,626	$284,701

Supplementary cash flow data:
Income taxes paid (net of income tax refunds received)	$99,910	($52,360)
Interest paid on borrowings	38,713	73,998
Interest paid on deposits	10,441	28,039